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EXHIBIT A.(5)(h)
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NORTHSTAR LIFE                                       ACCELERATED BENEFITS RIDER

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Northstar Life Insurance Company - University Corporate Centre at Amherst -
Suite 424 - 100 Corporate Parkway - Amherst, New York 14226
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Benefits received under this Accelerated Benefits Policy Rider may be taxable and may affect eligibility for public assistance programs. Certificate holders should seek assistance from a personal tax advisor prior to requesting an accelerated payment of death benefits.

GENERAL INFORMATION
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This agreement amends the group policy to which it is attached and is subject to all its terms and conditions.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides for the accelerated payment of the death benefits provided under the group policy.

If the insured has a terminal condition, as defined in this agreement, the insured may request an accelerated benefit. If we agree to pay an accelerated benefit, the cash values, loan values and the death benefit under the insured's certificate will be reduced.

DEFINITIONS
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When we use the following words, this is what we mean:

DEATH BENEFIT

The face amount of the insured's certificate less any existing loans or indebtedness under the certificate and less any term insurance provided by an additional benefit agreement.

ACCELERATED BENEFIT

The amount of the death benefit we will pay if the insured is eligible under this agreement. We will calculate the accelerated benefit amount by multiplying the death benefit by the accelerated benefit factor.

PHYSICIAN

An individual who is licensed to practice medicine or treat illness in the state in which treatment is received. This does not include the insured, or a member of the insured's immediate family.

IMMEDIATE FAMILY

The insured's spouse, child, parent, grandparent, grandchild, brothers and sisters and their spouses.

TERMINAL CONDITION
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WHAT IS A TERMINAL CONDITION?

A condition caused by sickness or accident which directly results in a life expectancy of twelve months or less.

WHAT EVIDENCE DO WE REQUIRE OF THE INSURED'S TERMINAL CONDITION?

We must be given evidence that satisfies us that the insured's life expectancy, because of sickness or accident, is twelve months or less. That evidence must include certification by a licensed physician. We reserve the right to ask for independent medical verification of a terminal condition.

PAYMENT OF ACCELERATED BENEFIT
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HOW DO WE CALCULATE THE ACCELERATED BENEFIT FACTOR?

When we calculate this factor, we will consider the insured's age and the option applied for. We will also base our calculation on certain assumptions, which we may change from time to time, including but not limited to assumptions about:

    (1) expected future premiums;
    (2) the insured's life expectancy.

HOW DO WE CALCULATE THE ACCELERATED BENEFIT?

We will multiply the death benefit by the accelerated benefit factor to determine the accelerated benefit available.

IS THERE A PROCESSING CHARGE?

Yes. We will subtract a processing charge of up to $150 from the accelerated benefit before we pay that benefit.

WHAT ARE THE CONDITIONS FOR THE PAYMENT OF AN ACCELERATED BENEFIT?

We will consider the payment of an accelerated benefit, subject to all of the following conditions:

      (1) Coverage must be in force other than as extended term insurance and all premiums due must be fully paid.
      (2) Application must be made in writing and in a form which is satisfactory to us. We will tell an applicant what form is required.
      (3)    The certificate must not be assigned.
      (4)    The certificate must not have an irrevocable beneficiary.

IS THE REQUEST FOR AN ACCELERATED BENEFIT VOLUNTARY?

Yes. An accelerated benefit under this agreement is not intended to cause the insured to involuntarily reduce the death proceeds ultimately payable to the named beneficiary. An accelerated benefit will be made available on a voluntary basis only. Therefore:

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      (1)    If an insured is required by law to use this option to meet the claims of creditors, whether in bankruptcy or otherwise, the insured is not eligible for this benefit.

      (2) If an insured is required by a government agency to use this option in order to apply for, obtain, or keep a government benefit or entitlement, the insured is not eligible for this benefit.

HOW WILL WE PAY THE ACCELERATED BENEFIT?

We will pay the accelerated benefit in one lump sum or in any other mutually agreeable manner.

IS THERE A MINIMUM OR MAXIMUM DEATH BENEFIT FOR AN ACCELERATED BENEFIT?

Yes. The minimum death benefit to be eligible for an accelerated benefit under this rider may not be less than the lesser of 25% of the insured's amount of insurance or $50,000, and may not be more than 50% of the insured's amount of insurance. The maximum death benefit to be eligible for an accelerated benefit is the lesser of $1,000,000 or 50% of the insured's death benefit.

WHAT IS THE EFFECT ON AN INSURED'S COVERAGE OF THE RECEIPT OF AN ACCELERATED BENEFIT?

If an insured elects to receive accelerated benefits which total the entire accelerated benefit available under this agreement, the insured's coverage and all other benefits under the certificate based on the insured's life will end. Any insurance under an insured's certificate on the life of someone other than the insured will stay in effect; we will waive all future premiums for that insurance, subject to all applicable provisions of the insured's coverage and of any riders thereto.

DOES AN INSURED HAVE TO TAKE THE ENTIRE ACCELERATED BENEFIT?

No. The insured may choose to receive a partial accelerated benefit. If he or she does so, the insured's remaining coverage will stay in force.

If the insured has elected to accelerate a partial amount of his or her face amount of insurance, the remaining amount of his or her face amount of insurance available for a subsequent request for accelerated benefits may not be less than the lesser of 25% of his or her remaining face amount of insurance or $50,000.

The insured may reapply for the payment of the remaining accelerated benefit at any time. However, we may ask for further satisfactory evidence that the insured meets all requirements for the accelerated benefit. We reserve the right to charge an additional processing charge.

If a partial accelerated benefit is chosen, coverage will remain in force and premiums will be reduced. The face amount, cash values and outstanding loans under the certificate will be reduced. The face amount, cash value and outstanding loans under the certificate will be reduced in the same proportion as the reduction in the death benefit resulting from receipt of accelerated benefits, except any accidental death benefit which may by payable under the terms of the group policy.

If an insured elects to receive only a part of the accelerated benefit amount available under this agreement, the remaining death benefit under the certificate must be at least $25,000.

TO WHOM WILL WE PAY ACCELERATED BENEFITS?

All accelerated benefits will be paid to the insured unless the insured validly assign them otherwise. If the insured dies before all payments have been made, we will pay the remainder to the beneficiary under the certificate in one lump sum. The one sum we pay will be the present value of the payments that remain, using the interest rate we use to determine the payments.

DO WE HAVE THE RIGHT TO OBTAIN INDEPENDENT MEDICAL VERIFICATION?

Yes. We retain the right to have the insured medically examined at our own expense to verify the insured's medical condition. We may do this as often as reasonably required while accelerated benefits are being considered or paid.

TERMINATION OF AGREEMENT
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WHEN DOES THIS AGREEMENT TERMINATE?

This agreement will end at the earliest of:

      (1) the date any premium due under the insured's certificate remains unpaid at the end of the grace period; or

      (2)    the date we receive written request to cancel this agreement; or

      (3) the date an insured's certificate matures, is surrendered, terminated or continued in force as extended term or reduced paid-up insurance; or

      (4)    the date of the insured's death; or

      (5)    when the group policy is surrendered, matures or ends.

This agreement is effective as of the effective date shown on the specifications page attached to the insured's certificate.


/s/ Dennis E. Prohofsky                            /s/ Robert E. Hunstad
Secretary                                          President